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                                                                     EXHIBIT 4.4




                          CERTIFICATES OF DESIGNATIONS,
                         PREFERENCES, POWERS AND RIGHTS

                                       OF

                           SERIES 1999 PREFERRED STOCK

                                       OF

                                   AXCESS INC.

                         Pursuant to Section 151 of the
                             General Corporation Law
                            of the State of Delaware

         AXCESS INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that, pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended, and in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution providing for the issuance of the Series 1999 Preferred Stock:

         RESOLVED, that a series of the class of authorized preferred stock of the Company is hereby created and the Board of Directors hereby fixes the designation and amount thereof, and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereon as follows:

         SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall have a par value of $0.01 per share and shall be designated as Series 1999 Preferred stock (the "Series 1999 Preferred Stock") and the number of shares constituting the Series 1999 Preferred Stock shall be TWO THOUSAND FIVE HUNDRED (2,500). The Series 1999 Preferred stock shall have a stated value of Ten Thousand Dollars ($10,000) per share (the "Original Series 1999 Issue Price").

         SECTION 2. RANK. The Series 1999 Preferred stock shall rank: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series 1999 Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock and Non-Voting Common Stock, each $0.01 par value per share (the "Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with the Series 1999 Preferred Stock (collectively, with the Common Stock, the "Junior Securities"); and (iv) on parity with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series I Preferred Stock, Series J Preferred Stock of the Company, and any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the series 1999 Preferred stock (the "Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").



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         SECTION 3.  DIVIDENDS AND DISTRIBUTIONS.

                  (a) Subject to Section 3(d), the holders of record of shares of Series 1999 Preferred stock (the "Holders"), in preference to the holders of shares of capital stock ranking junior to the Series 1999 Preferred Stock as to dividends, shall be entitled to receive dividends on each share of Series 1999 Preferred Stock held of record at the annual rate of 8% of the Original Series 1999 Issue Price, payable semi-annually, to the extent of funds legally available therefor. Such dividends shall be cumulative, shall accrue on each share on a daily basis (calculated on the basis of a 360-day year, whether or not earned or declared, from the date of original issue of such shares) and shall be payable in arrears, when, as and if declared by the Board of Directors, on the last day of June and December in each year (each such date, a "Dividend Payment Date"). Each such dividend will be paid to the Holders as they appear on the stock register of the Company on the record date therefor as shall be fixed by the Board of Directors, which record date shall not be more than 25 days or less than 10 days preceding the payment date thereof.

                  (b) The Company may, at its option, make any dividend payment to Holders of Series 1999 Preferred Stock in cash or in additional shares (including fractional shares) of Series 1999 Preferred Stock or in any combination of cash and such shares. Each such dividend payment (or portion thereof) to be paid in shares of Series 1999 Preferred Stock shall be paid by the issuance and delivery to such Holders of that number of additional shares (including any fractional shares, if applicable) of Series 1999 Preferred Stock as shall be equal to the quotient obtained by dividing the aggregate dollar amount of such dividend payment (or portion thereof) by the Original Series 1999 Issue Price per share. Dividends to be paid in additional shares of Series 1999 Preferred Stock shall be deemed to have been made when certificates representing such additional shares of Series 1999 Preferred Stock have been delivered to the record holders of the Series 1999 Preferred stock entitled to receive the same, in accordance with the instructions of such holders designated in writing to the Company at least two business days prior to any Dividend Payment Date. All shares of Series 1999 Preferred Stock paid as such dividends (the "Dividend Shares") shall be validly issued, fully paid and non-assessable, shall be free and clear of preemptive rights and liens, claims and encumbrances of any kind. Subject to the other provisions of this Certificate of Designation, holders of shares of Series 1999 Preferred stock shall not be entitled to any dividend, whether payable in cash, additional shares of Series 1999 Preferred Stock, or other property, in excess of full cumulative dividends as herein provided. No interest, or sum of money in lieu of interest, shall be payable under this Certificate of Designation in respect of any dividend payment or payments on the Series 1999 Preferred Stock which may be in arrears.

                  (c) So long as any Series 1999 Preferred Stock remains outstanding, the Company will not redeem, purchase or otherwise acquire any Junior Securities; nor will the Company declare or pay any dividend or make any distribution (in each case, whether in cash or securities or assets in kind) upon any Junior Securities (other than stock dividends on Junior Securities, payable in shares of, options, warrants or similar rights to acquire shares of, the same class (and series, if applicable) of Junior Securities), or make any sinking fund or other payment in respect of any of the foregoing if the Company shall not have paid in full all accrued dividends on the Series 1999 Preferred Stock in accordance with Section 3(a) hereof.

                  (d) Anything contained herein to the contrary notwithstanding, if at any time that any shares of Series 1999 Preferred Stock are outstanding, the closing bid price per share of the Common Stock on the Nasdaq Stock Market (or, if the Common Stock is not then included in Nasdaq, but is listed on any national securities exchange, on the principal national securities exchange on which the Common Stock is then listed) remains above $20.00 per share (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events after the date of this Certificate of Designation) for twenty (20) consecutive trading days, then, commencing on such 20th trading day, the cumulative dividend will not be payable; provided, however, that if the closing bid price per share of the Common Stock remains below $20.00 for twenty (20) consecutive trading days (as so adjusted), then the dividend will resume as of such 20th day.


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         SECTION 4.        LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Company (each a "Liquidation Event"), either voluntary or involuntary, the Holders of shares of Series 1999 Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities, and in parity with any distribution to Parity Securities, an amount for each share of Series 1999 Preferred Stock then outstanding equal to the Original Series 1999 Issue Price, plus any and all accrued unpaid dividends. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series 1999 Preferred stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series 1999 Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series 1999 Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

                  (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

                  (c) At each Holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which any person or entity acquires more than fifty percent (50%) of the voting power of the Company (a "Change of Control") shall be deemed to be a Liquidation Event as defined in section 4(a); provided further that (i) a consolidation, merger, acquisition, or other business combination of the Company with or into any other publicly traded company or companies shall not be treated as a Liquidation Event as defined in Section 4(a), but instead shall be treated pursuant to Section 5(d)(ii) hereof, (ii) the acquisition by Amphion Ventures L.P., by itself or along with one or more of its affiliates, of more than fifty percent (50%) of the voting power of the Company shall not be deemed to be a Change of Control and, accordingly, will not be treated as a Liquidation Event as defined in section 4(a) and (iii) a consolidation, merger, acquisition, or other business combination of the Company with or into any other non-publicly traded company or companies shall be treated as a Liquidation Event as defined in section 4(a). The Company shall not effect any transaction described in subsection 4(c)(ii) unless it first gives thirty (30) business days prior notice of such transaction (during which time the Holder shall be entitled to convert its shares of Series 1999 Preferred Stock into Common Stock). For purposes of this section 4(c), the public offering, sale or distribution of shares of stock (or assets) of the Company's Sandia Imaging Systems Corporation subsidiary shall be deemed to be a Liquidation Event.

                  (d) In the event that, immediately prior to the closing of a transaction described in section 4(c) which would constitute a Liquidation Event, the cash distributions required by Section 4(a) have not been made, the Company shall either: (i) cause such closing to be postponed until such cash distributions have been made, or (ii) cancel such transaction, in which event the rights of the Holders of Series 1999 Preferred stock shall be the same as existing immediately prior to such proposed transaction.

         SECTION 5. CONVERSION. The record Holders of this Series 1999 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. On the terms and subject to the conditions set forth in this Certificate of Designation, each record Holder of Series 1999 Preferred Stock shall be entitled to convert the shares of Series 1999 Preferred Stock held by such Holder, in whole at any time and in part from time to time, into a number of fully-paid and non-assessable shares of voting Common Stock of the Company equal to the quotient of (i) the aggregate Original Series 1999 Issue Price of the shares of Series 1999 Preferred Stock being converted divided by (ii) the Conversion Price as determined pursuant to this
Section 5 (the


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 "Conversion Price"). The Conversion Price shall initially be TWO
DOLLARS FIFTY CENTS ($2.50) per share of Series 1999 Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as provided in
Section 5(d). Notwithstanding the foregoing or any other term or provision of this Certificate of Designation, the Holder shall not be permitted, without the prior written consent of the Company, to convert any shares of Series 1999 Preferred Stock to shares of voting Common Stock until such time as the Company shall have received the authorization of its stockholders to issue shares of the Company's Common Stock to the Holder upon the conversion by the Holder of any share of Series 1999 Preferred Stock. The Company hereby agrees to submit such a proposal to its stockholders for approval at the Company's 2000 annual meeting of stockholders and to use its best efforts to obtain such approval.

                  (b) Mechanics of Conversion. Subject to the terms of Section
(a) above, the conversion of shares of Series 1999 Preferred Stock may be effected by written notice to the Company, and shall be effective upon receipt of such notice by the Company, or as otherwise provided in such notice, and delivery to the Company of (i) one or more certificates representing the shares of Series 1999 Preferred Stock being converted, (ii) a certificate of guaranteed delivery of such certificates reasonably satisfactory to the Company, or (iii) evidence of the loss, theft or destruction of such certificates pursuant to
Section 11 of this Certificate of Designation, together with any indemnity or security reasonably requested by the Company pursuant to such Section 11. Upon any conversion of shares of Series 1999 Preferred Stock pursuant to this Section 5, the Holder shall be deemed to be the record holder of the shares of Common Stock into which shares of Series 1999 Preferred Stock have been converted and shall be entitled to receive duly executed certificates, in proper form, representing such shares of voting Common Stock as soon as practicable thereafter. Anything contained herein to the contrary notwithstanding, if any conversion of shares of Series 1999 Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon such conversion, in the aggregate, shall be rounded to the nearest whole number of shares (with one-half of a share rounded up).

                  (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series 1999 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series 1999 Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock (excluding for this purpose any authorized but unissued shares of Common Stock that are properly reserved for some other purpose) shall be insufficient to cause the conversion into Common Stock of all shares of Series 1999 Preferred Stock then outstanding, the Company will take such corporate action as may be reasonably necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (d)      Adjustment to Conversion Price.

                           (i)      Adjustment to Conversion Price Due to Stock
Split, Stock Dividend, Etc. If, at any time that any shares of Series 1999 Preferred Stock remain outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                           (ii)     Adjustment  Due to  Merger,  Consolidation,
Etc. If, at any time that any shares of Series 1999 Preferred Stock remain outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, or there is a sale of all or substantially all


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the Company's assets or there is a Change of Control not
deemed to be a Liquidation Event pursuant to section 4(c), then the Holders shall thereafter have the right to receive upon conversion of shares of Series 1999 Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had such shares of Series 1999 Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series 1999 Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series 1999 Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(d)(ii) unless (A) it first gives thirty (30) business days prior notice to Holders of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holders shall be entitled to convert their shares of Series 1999 Preferred Stock into Common Stock) and (B) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation including this subsection 5(d)(ii).

         SECTION 6. VOTING. The Holders shall be entitled to vote, together with the holders of the Company's voting Common Stock, as a single class, on all matters submitted to a vote of the stockholders of the Company, or as to which the holders of the voting Common Stock shall otherwise be entitled to vote. In all such matters, the Holders shall be entitled to cast, for each share of Series 1999 Preferred Stock held of record, a number of votes equal to the product of (i) the number of votes that one share of voting Common Stock shall be entitled to cast on such matter times (ii) the number of shares of voting Common Stock into which one share of Series 1999 Preferred Stock is convertible on the record date for such vote. As used in this Section 6, all references to votes and voting shall refer as well to action and actions by written consent.

         SECTION 7. OPTIONAL REDEMPTION BY COMPANY. The Series 1999 Preferred Stock shall be subject to the optional redemption by the Company, in whole at any time or in part from time to time, at a redemption price per share equal to the Original Series 1999 Issue Price, plus any and all accrued unpaid dividends thereon. The Company shall give at least ten (10) days' prior written notice of any redemption pursuant to this Section 7 to each Holder of shares of Series 1999 Preferred Stock to be redeemed. The Company's optional right of redemption is subject to each Holder's right to convert all or any part of the shares to be redeemed into Common Stock pursuant to Section 5, provided that the Holder gives written notice of such conversion to the Company in accordance with Section 5 within ten (10) business days after the Company's notice of redemption. The Holders of Series 1999 Preferred Stock shall not be entitled to any mandatory redemption of their Series 1999 Preferred Stock without the consent of the Company.

         SECTION 8. LOCKUP PERIOD. In the event any shares of Series 1999 Preferred Stock shall be converted pursuant to Section 5 hereof, the Holder hereby agrees that it shall hold the shares of Common Stock issued to it upon conversion until July 15, 2002 (the "Lockup Period"); provided, however, the Lockup Period shall expire on July 27, 2001 if at any time prior to July 27, 2001, (a) the closing bid price per share of the Common Stock on the Nasdaq SmallCap Market (or, if the Common Stock is not then included in Nasdaq, but is listed on any national securities exchange, on the principal national securities exchange on which the Common Stock is then listed) remains above $7.50 per share for a period of twenty (20) consecutive trading days and (b) the average trading volume of the Common Stock on Nasdaq is at least 50,000 shares per day as measured by Nasdaq during the same twenty (20) consecutive trading days.

         SECTION 9. MANDATORY CONVERSION BY COMPANY. Each share of Series 1999 Preferred Stock shall automatically convert into that number of fully-paid and non-assessable shares of voting Common Stock of the Company equal to the Original Series 1999 Issue Price plus all accrued, but unpaid dividends thereon, divided by the Conversion Price (subject to adjustment from time to time as provided in Section 5(d)), upon (a) the closing bid price per share of the Common Stock on the Nasdaq SmallCap Market (or, if the Common



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Stock is not then included in Nasdaq, but is listed on any national securities exchange, on the principal national securities exchange on which the Common Stock is then listed) having reached and remained above $7.50 per share for a period of twenty (20) consecutive trading days and (b) the average trading volume of the Common Stock on Nasdaq remaining at least 50,000 shares per day as measured by Nasdaq during the same twenty (20) consecutive trading days. If, however, the Series 1999 Preferred Stock is converted by the Company pursuant to this Section 9, the Lockup Period shall expire as of the date of any such conversion by the Company pursuant to this Section 9.

         SECTION 10. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Series 1999 Preferred Stock shall be converted pursuant to either
Section 5 or 9 hereof or redeemed pursuant to Section 7 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not thereafter be issuable by the Company as Series 1999 Preferred Stock.

         SECTION 11. OTHER PREFERRED STOCK. Nothing contained herein shall be construed to prevent the Board of Directors from authorizing the creation of, or to prevent the Company from issuing shares of, one or more series of Preferred Stock senior to, junior to or on parity with the Series 1999 Preferred Stock as to dividend, liquidation rights or otherwise.

         SECTION 12. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any certificates representing shares of Series 1999 Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the certificate(s), if mutilated, the Company shall execute and deliver to the record Holder thereof new certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen certificates if the Holder contemporaneously requests the Company to convert such shares of Series 1999 Preferred Stock into shares of Common Stock.

         SECTION 13. FRACTIONAL SHARES. In the event a Holder of Series 1999 Preferred Stock shall be entitled to receive a fractional interest in a share of Series 1999 Preferred Stock of less than one one-hundredth of one share, except as otherwise provided herein, the Company shall either, in the sole discretion of the Board of Directors, (a) round such fractional interest up to the next one-hundredth of one whole share of Series 1999 Preferred Stock or (b) deliver cash in the amount of the fair market value (as determined by the Board of Directors or in any manner prescribed by the Board of Directors) of such fractional interest.

         SECTION 14. PREEMPTIVE RIGHTS. The Holders of Series 1999 Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

         SECTION 15. COUNTERPARTS. This Certificate of Designation may be executed on separate counterparts and shall be effective as of the date signed.



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    IN WITNESS WHEREOF, AXCESS Inc. has caused this certificate to be signed by its Chairman of the Board and attested by its Secretary, as of the 28th day of July, 1999.



                                   /s/ Danny G. Hair
                                   --------------------------------------------
                                   Danny G. Hair, Chief Financial Officer


Attest:


/s/ MICHAEL R. DOREY
--------------------------------------
Michael R. Dorey, Assistant Secretary